Exhibit 4.4

Amendment No. 2 to the Option Plan of Enlight Renewable Energy Ltd. (the “Plan” and “Enlight”)

I.	Introduction:

1.
On August 8, 2023 the Company’s Board of Directors resolved to amend the Company’s option plan and to authorize the Company’s management to allocate restricted share units (RSU) pursuant to the Plan (hereinafter the “Units”). The Units shall enable the grant of Company shares on the dates and under the terms as defined below.

2.	Unless explicitly stated otherwise, the definitions of the terms set forth in this amendment shall have the meaning ascribed to them under the Plan.

II.	Allocation of the Units

1.
The Company shall be permitted to allocate Units to employees of the Company and/or subsidiaries and affiliates of the Company, including advisors, directors or service providers, and the Company’s Board of Directors at its discretion shall be permitted to set:

1.1	The vesting date of the Units and the timeframe for their exercise.

1.2	The terms for exercising the Units (for no consideration and/or without meeting the criteria and/or targets/timeframe and/or in exchange for the exercise price).

1.3	The provisions of section 102 of the Ordinance and the rules thereunder shall apply with respect to Israeli offerees, however they are not to apply in respect of allocations to overseas offerees.

1.4	The Board of Directors is permitted to condition the allocation based on performance, operational and financial targets, etc.

1.5	All other terms set forth in the Plan shall also apply, mutatis mutandis, to a grant of Units.

III.	Subject to the provisions of foreign law

1.	The laws of the State of Israel shall apply in all aspects relating to the significance, validity and interpretation of the Plan, including any overseas offerees.

2.	The relevant laws in their places of residence are also to apply to the offerees, including the tax laws of the offerees’ country of residence (hereinafter the “Target Country”).

3.	The Units are not to be listed on the Tel Aviv Stock Exchange or Nasdaq.